Exhibit 99.1

Heritage Insurance Holdings Reports Financial Results for Second Quarter of 2014

Clearwater, FL: Heritage Insurance Holdings Inc. (NYSE:HRTG) (Heritage or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

•	22% increase in policy count to 171,000 policies
•	Year-to-date gross premiums written of $168.2 million
•	Year-to-date net income of $17.5 million
•	Combined ratio of 79.9% for the quarter and 81.6% year-to-date
•	Completed initial public offering and concurrent private placement on May 29, 2014
•	Completed the acquisition of 33,000 policies from Sunshine State Insurance Company
•	Completed the placement of 2014 reinsurance program, including $200 million of catastrophe bonds issued by Citrus Re Ltd (an unrelated party)
•	Began commercial residential operations

Bruce Lucas, the Company’s Chairman and CEO, said “I am extremely proud of what we accomplished during the second quarter. We successfully completed two catastrophe bond transactions, closed our IPO, launched our commercial residential program, and completed our acquisition of Sunshine State Insurance policies. Additionally, we improved on our first quarter results by increasing gross written premium by $30.4 million, increasing net income by 21.3%, and lowering our loss ratio by almost 4 points. We have positioned Heritage for a great future.”

Results of Operations

The following table summarizes our results of operations for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013 and for the six months ended June 30, 2014 and 2013 (in thousands, except per share amounts):

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating Revenue
Gross premiums written	$99,269	$68,903	$81,049	$168,172	$97,398
Gross premiums earned	$64,125	$60,860	$28,040	$124,985	$48,365
Premiums ceded	$(19,830)	$(18,624)	$(6,416)	$(38,454)	$(6,774)

Net premiums earned	$44,295	$42,236	$21,624	$86,531	$41,591

Retroactive reinsurance	$—	$—	$26,072	$—	$26,072
Total operating revenue	$46,539	$43,878	$48,601	$90,417	$68,943
Income before income taxes	$15,110	$11,821	$34,281	$26,931	$45,235
Net income	$9,566	$7,888	$21,018	$17,454	$28,073

Per Share Data:
Book value per share	$7.44	$6.73	$5.93	$7.44	$5.93
Earnings per diluted share	$0.39	$0.42	$1.38	$0.80	$2.16

Return on average equity	23.1%	29.9%	107.8%	21.6%	95.9%

Ratios to Gross Premiums Earned:
Ceded premium ratio	30.9%	30.6%	22.9%	30.8%	14.0%
Loss Ratio	30.0%	33.8%	28.1%	31.9%	27.2%
Expense Ratio	19.0%	18.8%	23.0%	18.9%	21.8%
Combined Ratio	79.9%	83.3%	73.9%	81.6%	63.0%

Ratios to Net Premiums Earned:
Loss Ratio	43.4%	48.7%	36.4%	46.0%	31.6%
Expense Ratio	27.5%	27.2%	29.8%	27.3%	25.4%
Combined Ratio	71.0%	75.9%	66.2%	73.4%	57.0%

Quarterly Financial Results

Revenues and net income for the quarter ended June 30, 2014 increased compared to the quarter ended March 31, 2014, but decreased compared to the quarter ended June 30, 2013. The increase over the first quarter of 2014 is due to continued growth of policies renewed and written during 2014. The decrease compared to the second quarter of 2013 is due to non-recurring retroactive reinsurance revenue in the second quarter of 2013 and during the second quarter of 2013 premiums ceded being significantly less as a percentage of gross earned premiums due to start-up nature of the company in early 2013, partially offset by significantly lower gross earned premiums in the second quarter of 2013 as compared to the second quarter of 2014.

The Company’s gross premiums written for the second quarter of 2014 increased by $30.4 million, or 44.1%, over the prior quarter. Gross premiums written for the second quarter of 2014 and the first quarter of 2014, respectively, were $99.3 million and $68.9 million. During the second quarter, we completed the acquisition of approximately 33,000 policies from Sunshine State Insurance Company (SSIC), following SSIC’s receivership. This acquisition resulted in assumed premiums written of $29.3 million, representing the unearned premiums on the policies acquired, at the time of the acquisition. The policies Heritage assumed from SSIC represent approximately $59 million of annual premium.

Below is a table showing the sources of gross premiums written. Direct premiums written for the quarter ended June 30, 2014 increased by 36.4% over the first quarter, 2014.

Gross Premiums Written

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
		(In thousands)
Voluntary Premium	$10,434	$7,054	$4,585
Assumed Renewal Premium	60,638	45,046	23,602

Total Direct Premiums Written	71,072	52,100	28,187
Citizens Assumed Premium	(1,079)	16,803	52,862
SSIC Assumed Premium	29,276	—	—

Total Assumed Premiums Written	28,197	16,803	52,862

Total Gross Premiums Written	$99,269	$68,903	$81,049

Gross premiums earned were $64.1 million for the second quarter of 2014 compared to $60.9 million for the previous quarter. Gross premiums earned from the SSIC transaction during the four days following the effective date of June 27 were $600,000.

Ceded premiums as a percentage of gross premiums earned were 30.9% for the second quarter of 2014 compared to the first quarter 2014 ratio of 30.6%.

The loss ratio on a gross basis improved to 30.0% in the second quarter of 2014 from 33.8% in the first quarter 2014. For the six month ended June 30, 2014, the loss ratio was 31.9%.

The Company’s expense ratio on a gross basis was 19.0% for the second quarter of 2014 compared to 18.8% for the first quarter, 2014.

Overall, Heritage’s combined ratio on a gross basis was 79.9% for the second quarter of 2014 compared to 83.3% for the first quarter of 2014, with a year-to-date combined ratio of 81.6%.

Book Value Analysis

Book value per share increased 10.5% during the second quarter of 2014. In May, 2014, the Company completed its initial public offering, a concurrent private placement and the issuance of common stock associated with the exercise of warrants. The net proceeds from these activities totaled approximately $101.1 million in exchange for 13,431,610 shares of common stock issued, or $7.53 per share. Total comprehensive income for the second quarter would have increased the book value per share at March 31, 2014 by $0.69 to $7.42.

	As Of
	June 30, 2014	March 31, 2014	December 31, 2013
Book Value Per Share
Numerator:
Common stockholders’ equity	$221,607	$110,141	$79,984

Denominator:
Total Shares Outstanding	29,794,960	16,363,350	14,007,150

Book Value Per Common Share	$7.44	$6.73	$5.71

Conference Call Details:

Date and Time:               August 5, 2014 – 10:00 A.M. ET

Participant Dial-in:

(United States): 1-877-870-4263

(International): 1-412-317-0760

(Canada): 1-855-669-9657

Website: To listen to the live webcast, please go to http://www.videonewswire.com/event.asp?id=100065. This webcast will be archived and accessible on the Company’s website for approximately 30 days following the call.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida that began operations in August 2012. Through its subsidiary, Heritage Property & Casualty Insurance Company, it provides personal residential insurance for single-family homeowners and condominium owners, and commercial residential insurance in Florida through a large network of experienced agents. Heritage is led by an experienced senior management team with an average of 26 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended with the Securities and Exchange Commission on May 27, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Condensed Consolidated Balance Sheet

In thousands, except share and per share amounts

	June 30, 2014		December 31, 2013
ASSETS	(unaudited	)
Fixed maturity securities, available for sale, at fair value (amortized cost of $132,132 and $105,955 in 2014 and 2013, respectively)	$133,417		$104,668
Equity securities, available for sale, at fair value (cost of $15,174 and $25,446 in 2014 and 2013, respectively)	17,538		25,446
Mortgage loan, held to maturity, at amortized cost	6,021		6,063

Total investments	156,976		136,177
Cash and cash equivalents	182,116		65,059
Accrued investment income	1,331		971
Premiums receivable, net	43,432		10,347
Prepaid reinsurance premiums	87,264		31,252
Reinsurance premiums receivable	—		5,337
Income taxes receivable	10,255		5,073
Deferred income taxes	—		4,436
Deferred policy acquisition costs, net	25,392		9,765
Property and equipment, net	13,768		10,935
Other assets	5,297		2,626

Total Assets	$525,831		$281,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$34,533		$19,344
Unearned premiums	159,430		116,243
Reinsurance payable	81,373		29,591
Income taxes payable	2,348		2,805
Deferred income taxes	3,326		—
Accrued compensation	3,144		505
Advance premiums	7,905		3,829
Other liabilities	12,165		8,756

Total Liabilities	304,224		181,073

Commitments and contingencies	—		—
Redeemable shares	—		20,921
Stockholders’ Equity
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,794,960 and 14,007,150 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	3		1
Additional paid-in capital	183,984		62,849
Accumulated other comprehensive income (loss)	2,242		(790)
Retained earnings	35,378		17,924

Total Stockholders’ Equity	221,607		79,984

Total Liabilities and Stockholders’ Equity	$525,831		$281,978

Condensed Consolidated Statements of Comprehensive Income

In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$99,269	$81,049	$168,172	$97,398
Increase in gross unearned premiums	(35,144)	(53,009)	(43,187)	(49,033)

Gross premiums earned	64,125	28,040	124,985	48,365
Ceded premiums	(19,830)	(6,416)	(38,454)	(6,774)

Net premiums earned	44,295	21,624	86,531	41,591
Retroactive reinsurance	—	26,072	—	26,072
Net investment income	719	124	1,337	335
Net realized gains (losses)	24	(46)	(18)	(48)
Other revenue	1,501	827	2,567	993

Total revenue	46,539	48,601	90,417	68,943

EXPENSES:
Losses and loss adjustment expenses	19,244	7,870	39,831	13,148
Policy acquisition costs	6,384	865	10,857	982
General and administrative expenses	5,801	5,579	12,798	9,567
Interest expense	—	6	—	11

Total expenses	31,429	14,320	63,486	23,708

Income before income taxes	15,110	34,281	26,931	45,235
Provision for income taxes	5,544	13,263	9,477	17,162

Net income	$9,566	$21,018	$17,454	$28,073

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	$2,908	$(1,811)	$4,918	$(1,817)
Reclassification adjustment for net realized investment losses	(24)	46	18	48
Income tax expense related to items of other comprehensive income	(1,112)	681	(1,904)	682

Total comprehensive income	$11,338	$19,934	$20,486	$26,986

Weighted average shares outstanding
Basic	22,119,754	15,203,100	19,256,172	12,983,525

Diluted	24,333,476	15,203,100	21,684,230	12,983,525

Earnings per share
Basic	$0.43	$1.38	$0.91	$2.16
Diluted	$0.39	$1.38	$0.80	$2.16

Heritage Insurance Holdings Inc.

Stephen Rohde

Chief Financial Officer

727-727-7200 ext. 204

investors@heritagepci.com

www.heritagepci.com